Exhibit 3.5

CERTIFICATE OF MERGER

OF TEXAS INDUSTRIES ACQUISITION INC.

WITH AND INTO CHAPARRAL STEEL COMPANY

(UNDER SECTION 251 OF THE GENERAL

CORPORATION LAW OF DELAWARE)

Chaparral Steel Company, a Delaware corporation hereby certifies that:

ARTICLE 1

The name and state of incorporation of each of the constituent corporations is;

(a) Chaparral Steel Company, a Delaware corporation; and

(b) Texas Industries Acquisition Inc., a Delaware corporation.

ARTICLE 2

An agreement and plan of merger (“Agreement and Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by Chaparral Steel Company and by Texas Industries Acquisition Inc., in accordance with the provisions of Section 251(c) of the General Corporation Law of Delaware.

ARTICLE 3

The surviving corporation is Chaparral Steel Company. The surviving corporation is a corporation of Delaware.

ARTICLE 4

The Certificate of Incorporation of Chaparral Steel Company shall be the Certificate of Incorporation of the surviving corporation.

ARTICLE 5

The executed Agreement and Plan of Merger is on file at the office of Chaparral Steel Company, at 300 Ward Road, Midlothian, Texas 76065-9651.

ARTICLE 6

A copy of the Agreement and Plan of Merger will be furnished by Chaparral Steel Company, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, Chaparral Steel Company has caused this Certificate of Merger to be signed by Richard M. Fowler, its Vice President-Finance and Treasurer, and attested by Robert C. Moore, its Vice President, General Counsel and Secretary, on December 31, 1997.

CHAPARRAL STEEL COMPANY

By:	/s/ Richard M. Fowler
Richard M. Fowler, Vice President-Finance and Treasurer

Attest:

By:	/s/ Robert C. Moore
Robert C. Moore, Vice President, General Counsel and Secretary

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